Exhibit 10.1
Famous Dave’s of America, Inc.
Restricted Stock Agreement
     This Restricted Stock Agreement (the “Agreement”) is made effective as of September 29, 2009 by and between Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), and Wallace Blair Doolin (“Director”).
Background
     A. Director is serving as a member of the Board of Directors of the Company (the “Board”) and is not an employee of the Company or any of its subsidiaries (a “Non-Employee Director”) and the Company desires to award Director for his or her services to the Company; and
     B. The Company has adopted the Famous Dave’s of America, Inc. 2005 Stock Incentive Plan (the “Plan”) pursuant to which shares of common stock, $.01 par value, of the Company have been reserved for issuance.
     Now, Therefore, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
     1. Grant of Stock. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Director Twenty-five Thousand (25,000) shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) (such shares are referred to hereinafter as the “Shares”). The Stock shall be issued of record in the name of Director in “book-entry” form, without stock certificates, and shall be registered on the books of the Company maintained by the Company’s transfer agent.
     2. Rights of Director. Upon the execution of this Agreement and issuance of the Shares, Director shall become a shareholder with respect to the Shares and shall have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive all dividends and other distributions paid with respect to the Shares; provided, however, that the Shares shall be subject to the restrictions set forth in paragraph 3 of this Agreement.
     Notwithstanding the preceding paragraph, the Board or a compensation committee thereof may, in its discretion, instruct the Company to withhold any stock dividends or stock splits issued on or with respect to Shares that are subject to the restrictions provided for in paragraph 3 of this Agreement, which stock dividends or splits shall also be subject to the restrictions provided for in paragraph 3 of this Agreement.
     3. Restrictions. Director agrees that, in addition to the restrictions set forth in the Plan, at all times prior to the lapse of such restrictions pursuant to paragraph 4 hereof:
     (a) Director shall not sell, transfer, pledge, hypothecate or otherwise encumber the Shares; and

     (b) In the event that Director ceases to be either a member of the Board (for any reason or no reason, and regardless of whether ceasing to be a member of the Board is voluntary or involuntary on the part of Director) or employed by or engaged as a consultant to the Company, then, subject to paragraphs 4 and 5 hereof, Director shall, for no consideration, forfeit and transfer to the Company all of the Shares that remain subject to the restrictions set forth in this paragraph 3.
     Subject to the lapse of the restrictions set forth in this paragraph 3, the Stock registered on the books of the Company maintained by the Company’s transfer agent shall bear such restrictive notations and be subject to such stop transfer instructions as the Company shall deem necessary or appropriate in light of such restrictions.
     4. Lapse of Restrictions. Subject to Section 10.12 of the Plan, the restrictions set forth in paragraph 3 shall lapse over a period of approximately five (5) years in equal annual installments, beginning on September 29, 2010 and continuing until the restrictions have lapsed with respect to all of the Shares, as set forth in the following schedule:

No. of Shares	Date of Lapse
5,000	September 29, 2010
5,000	September 29, 2011
5,000	September 29, 2012
5,000	September 29, 2013
5,000	September 29, 2014
Upon request of Director at any time after the restrictions set forth in paragraph 3 have lapsed with respect to the Shares, except as provided in Section 10.5 of the Plan, the Company shall instruct its transfer agent to remove any restrictive notations and stop transfer instructions placed on the Stock register in connection with such restrictions.
     5. Copy of the Plan. By the execution of this Agreement, Director acknowledges receipt of a copy of the Plan, the terms of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.
     6. Continuation of Service as Director. Nothing contained in this Agreement shall be deemed to grant Director any right to continue to serve as a member of the Board for any period of time, nor shall this Agreement be construed as giving Director, Director’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.
     7. Withholding of Tax. To the extent that the receipt of the Shares or the lapse of any restrictions thereon results in income to Director for federal or state income tax purposes, Director shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Director fails to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to Director any tax required to be withheld by reason of such resulting compensation income.
     8. Section 83(b) Election. Director understands that Director shall be responsible for his or her own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of transactions in the Shares. Director shall rely solely on the determinations of Director’s tax advisors or Director’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Director understands that Section 83 of the Internal Revenue Code of 1986, as amended, (the “Code”) taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. Director understands that Director may elect to be taxed at the time the Shares are received rather than when and as the restrictions on the Shares lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition. In the event Director files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and Director shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service. DIRECTOR ACKNOWLEDGES THAT IT IS DIRECTOR’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF DIRECTOR REQUESTS THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON DIRECTOR’S BEHALF.
     9. General.
     (a) This Agreement may be amended only by a written agreement executed by the Company and Director.
     (b) This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 9(a) of this Agreement.
     (c) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.
     (d) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.
     (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
     (e) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

Famous Dave’s of America, Inc.
By:	/s/ Diana Garvis Purcel
Name:	Diana Garvis Purcel
Title:	Chief Financial Officer and Secretary

/s/ Wallace Blair Doolin
Wallace Blair Doolin